Exhibit 99.1

Contact: Gary S. Matthews, CEO IES Holdings, Inc. 713-860-1500

FOR IMMEDIATE RELEASE

IES Holdings Acquires Plant Power & Control Systems

HOUSTON—February 21, 2020—IES Holdings, Inc. ( “IES”) (NASDAQ: IESC) announced today that it has acquired Plant Power & Control Systems, LLC (“PPCS”), a Birmingham, AL-based manufacturer and installer of custom engineered power distribution equipment. PPCS, which had revenues of approximately $19 million in calendar year 2019, will become part of IES’s Infrastructure Solutions segment and continue to operate under the Plant Power & Control Systems name.

“The acquisition of PPCS reinforces our strategy to strengthen our electro-mechanical product and service offerings through the addition of PPCS’s complementary offerings of custom power products,” said Mike Rice, President of IES’s Infrastructure Solutions segment. “IES is pleased to welcome Ken Miller, whose father founded PPCS in 1991, and Patrick Whatley, who will be promoted to general manager and lead PPCS post-closing, as well as PPCS’s over 30 team members. We look forward to working with the entire PPCS team to support its growth and expand our combined capabilities.”

Ken Miller, majority owner and General Manager of PPCS, added, “After more than 25 years as a family-owned business, we are thrilled to have found in IES a strong partner for PPCS. With the added resources from IES, our exceptional team is energized to continue to solve complex issues for our customers that we have supported over the last three decades.”

Patrick Whatley, Vice President and General Manager of PPCS, added, “IES’s strategic resources, industry expertise and long-term commitment to its employees and customers align with our culture and plans for continued expansion. We are excited to be a part of the IES family and are looking forward to the next phase of our growth and ability to execute on the many strategic initiatives and opportunities in front of us.”

ABOUT IES HOLDINGS, INC.

IES is a holding company that owns and manages operating subsidiaries that provide electrical contracting and other infrastructure services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our approximately 5,500 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

ABOUT IES INFRASTRUCTURE SOLUTIONS

IES’s Infrastructure Solutions segment is a provider of electro-mechanical solutions for industrial operations, including apparatus repair and custom-engineered products, such as generator enclosures and bus duct, used in data centers and other industrial applications. For more information about IES Infrastructure Solutions, please visit https://iesinfrastructure.com.

ABOUT PLANT POWER & CONTROL SYSTEMS, LLC

PPCS, established in 1991, is a custom manufacturer and installer of power related equipment, including medium and low voltage switchgear and motor starters. For more information about PPCS, please visit www.plantpower.com.

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a change in the federal tax rate; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2019 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under “Investor Relations.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.